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                                                                    EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                 Three Months Ended         Nine Months Ended
                                                    September 30,             September 30,
                                               ------------------------  -------------------------
                                                  1999         1998         1999         1998
                                               ------------ -----------  ----------- -------------
Earnings
  Income  (loss)  before  taxes and minority
    interest................................   $     31.0   $    20.0    $    88.9   $     55.6

  Adjustments:
    Minority    interest    in   losses   of
      consolidated subsidiaries.............        ---         ---          ---          ---
    Undistributed   (income)  loss  of  less
      than 50% owned investments............        ---         ---          ---          ---
    Distributions  from  less than 50% owned
      investments...........................        ---         ---          ---          ---
    Fixed charges...........................         21.8        13.9         53.7         37.2
                                                 ----------   ---------    ----------  -----------

  Earnings..................................         52.8        33.9        142.6         92.8
                                                 ----------   ---------    ----------  -----------

Combined fixed charges, including
    preferred accretion
  Interest expense,  including debt discount
    amortization............................         20.0        12.6         48.9         33.6
  Accretion   of   redeemable    convertible
    preferred stock........................          ---         ---          ---          ---
  Amortization/writeoff   of  debt  issuance
    costs...................................          0.6         0.5          1.7          1.5
  Portion of rental  expense  representative
    of interest factor (assumed to be 33%)..
                                                      1.2         0.8          3.1          2.1
                                                 ----------   ---------    ----------  -----------

  Fixed charges.............................   $     21.8   $    13.9    $    53.7   $     37.2
                                                 ----------   ---------    ----------  -----------

Ratio of earnings to combined fixed charges.
                                                      2.4x        2.4x         2.7x         2.5x
                                                 ==========   =========    ==========  ===========

Amount of earnings  deficiency  for coverage
   of combined fixed charges................
                                               $    ---     $   ---      $   ---     $    ---
                                                 ==========   =========    ==========  ===========
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